EXHIBIT 10.25
                              EMPLOYMENT AGREEMENT

EMPLOYMENT ASSUMPTION AND AMENDMENT AGREEMENT, dated as of October 25, 1999 (the "Agreement"), between Trenwick Group Inc., a Delaware corporation (the "Company"), and Steven J. Bensinger ("Executive").

WHEREAS, Chartwell Re Corporation ("Chartwell") and the Executive entered into an Employment Agreement, dated March 6, 1992, as amended from time to time (the "Employment Agreement"), a copy of which, including all amendments, is attached hereto as Exhibit A; and

WHEREAS, the Company has agreed to assume the Employment Agreement and the Company and the Executive have agreed to make certain amendments to the Employment Agreement, all as set forth herein.

NOW, THEREFORE, the Company and Executive hereby agree that the Employment Agreement shall be amended to provide as follows:

1.       Assumption

The Company hereby assumes the Employment Agreement as if the Company, rather than Chartwell, had been the signatory thereto and the Company and the Executive hereby consent to the assumption thereto by the Company and the substitution of the Company for Chartwell in each place it appears in the Employment Agreement and the deletion of Chartwell as a party thereto, subject to the terms and conditions of this Agreement.

2.       Term and Non-Competition

The Company and the Executive hereby agree (i) to amend the Employment Agreement to extend the Term under Section 2 of the Employment Agreement to end on December 31, 2000 and (ii) that, notwithstanding Section 10(b) of the Employment Agreement, the provisions of Section 10(b)(A) of the Employment Agreement shall not apply to the Executive on or after the date of any termination pursuant to
Section 6 of the Employment Agreement.

3.       Position and Duties.

Section 3 of the Employment Agreement is hereby amendment to read as follows:

         "The Executive shall serve as Executive Vice President of the Company and shall have such responsibilities and duties (consistent with his position as Executive Vice President) as may from time to time be assigned to the Executive by the Chief Executive Officer and the Board and all of the powers and duties usually incident to the office of Executive Vice President. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, except for vacations, illness or incapacity. The Executive also agrees to serve without additional compensation, if elected or appointed thereto, on the board of directors or as an executive officer of any majority-owned subsidiary of the Company. The Executive may devote reasonable time to (i) insurance associations and charitable and civic organizations, (ii) managing personal investments, and (iii) service as a director or member of an advisory committee of any corporation not in competition with the Company, provided that the performance of his duties and responsibilities in such service does not interfere substantially with the performance of his duties and responsibilities under this Agreement."

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4.       Compensation and Benefits:

The term "Base Salary" set forth in Section 5(a) of the Employment Agreement shall refer to the Base Salary as most recently determined by the Board of Chartwell prior to the Merger (as defined in Section 6(a) of this Agreement).
Section 5(k) of the Employment Agreement shall be deleted in its entirely for tax years beginning after December 31, 1999. Section 5(d) of the Employment Agreement shall be amended to read as follows for periods after the date of the Merger (defined in Section 6(a) of this Agreement):

         "5(d) Automobile. During the Term, the Company shall provide Executive with an automobile appropriate to his status as Executive Vice President of the Company and shall reimburse the Executive for the cost of reasonable and proper maintenance, insurance and parking expenses for such automobile."

5.       Termination for Good Reason:

The Executive hereby agrees that any right he may have to terminate his employment for "Good Reason" shall be based on the terms and conditions of the Employment Agreement as amended by this Agreement. The Company and the Executive hereby amend Section 6(d)(iii) to read as follows:

         "(iii) failure to be elected to the Board of the Company or failure to be elected President of the Company (provided that a Notice of Termination has not been provided under this Agreement at such time),"

The following sentence shall be added to the end of Section 6(d) of the Employment Agreement:

         "For the purpose of this Section 6(d), the Company shall be treated as curing any failure to elect the Executive under Section 6(d)(iii) if, prior to the earlier of November 1, 2001 or the time that the Executive gives Notice of Termination for "Good Reason" under Section 6(c)(iii), the Company provides the Executive with a letter signed by the Chairman of the Board and the Chief Executive Officer of the Company agreeing to place the Executive's name before the Board of Directors for election as a Director of the Company and as President of the Company by the earlier of the next meeting of the Board of Directors of the Company or within thirty (30) days after such written notice and he is so elected within such time period."


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6.       Change of Control

        (a) The Company and the Executive agree that (i) a "Change of Control" shall have occurred under the Employment Agreement, as amended by this Agreement, upon the merger ("Merger") of Chartwell into the Company ("Chartwell Change of Control"), (ii) the date of the Chartwell Change of Control shall be the effective date of the Merger, (iii) for the purpose of the Chartwell Change of Control, the two year period set forth in
               Section 8(e) of the Employment Agreement shall be extended to end on December 31, 2001 and (iv) the term "Base Salary" in Section 8(e)(A) shall mean $ 375,000 and the term "highest annual bonus" in Section 8(e)(B)(1) and (2) shall mean $187,500, subject to the provision for adjustment for Excise Tax.

        (b) The Company and the Executive hereby agree that, except with respect to the Chartwell Change of Control, the term "Change of Control" shall be amended to read as follows:

                   "For the Purposes of this Agreement, a "Change in Control" of the Company shall mean the first to occur of one of the following events:

               (i) The acquisition, in one or more transactions, of beneficial ownership(within the meaning of Rule13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") by any person or entity or any group of persons or entities who constitute a group (within the meaning of Rule 13d-3 of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, of any securities of the Company if, as a result of such acquisition, such person, entity or group either(A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board;

               (ii) A change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors. A "Continuing Director" means, as of any date of determination, any member of the Board who (A) was a member of the Board on the date of this Agreement, or (B) was nominated and elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election; or


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               (iii)       The stockholders  of the Company approve (A) a merger
                           or  consolidation  of  the  Company  with  any  other
                           corporation, othe   than a  merger  or  consolidation
                           which would result in the voting  securities  of  the
                           Company    outstanding   immediately   prior  thereto
                           continuing   to  represent   (either   by   remaining
                           outstanding or  by  being   converted   into   voting
                           securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity
                           outstanding  immediately   after   such   merger   or
                           consolidation, or (B) a plan of complete  liquidation
                           of the Company or an agreement   for   the  sale   or
                           disposition  by   the  Company    (in   one  or  more
                           transactions) of all or substantially all of the Company's assets."

(c) The Company and the Executive hereby agree that, other than with respect to the Chartwell Change of Control and any amounts payable under the Employment Agreement with respect to the Chartwell Change of Control, Section 8(f) of the Employment Agreement shall be amended to read as follows:

                  "Notwithstanding any other provision of this Agreement or of any other agreement, understanding or compensation plan, Executive shall not be entitled to receive any payment which, taking into account all payments, rights and benefits, would be deemed to be an "excess parachute payment" under Section 280G (of the Internal Revenue Code of 1986, as amended), and the amount of each payment shall be reduced to the extent necessary to ensure that the Executive receives no "parachute payment" in connection with a Change of Control; provided that no such reduction shall occur to the extent that Executive shall have elected to defer receipt of payments beyond the dates such payments were otherwise to be made to the Executive ("Payment Period") and such deferral shall have resulted in the present value of such payment not constituting an "excess parachute payment". Any such election by Executive, to be effective for purposes of this Agreement: (a) must be in irrevocable when made, (b) must be made in a writing delivered to the Company prior to the occurrence of a Change of Control,
                  (c) must be for a period not be exceed five years after the date on which the Payment Period would otherwise end, and (d) must be concurred in by the Company, on the basis of the advice of its tax advisors, as being both necessary and effective to reduce the extent to which payments to be made hereunder will constitute an "excess parachute payment". If, at any future date following the making of a payment hereunder, it shall have been determined by the IRS that such payment was in excess of the limits set forth in Section 280G, and such excess shall not have been caused by a voluntary action of the Executive not required by this Agreement, then the Executive shall be entitled to receive from the Company, and the Company shall pay to Executive promptly upon notification to the Company of such determination, an Excise Tax Adjustment Payment equal to the amount of all applicable U.S. federal, state and local taxes (computed at the maximum marginal rates and including interest penalties and any cost of contest or defense and including any applicable Excise Tax) imposed upon the Excise Tax Adjustment Payment."

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(d)            In the  event  that  the  Company  provides  to its  most  senior executives, other than its Chairman and Chief Executive Officer, with a Change of Control Agreement with provisions that are in the aggregate more beneficial for these senior executives that those set forth in the Employment Agreement, as amended by this Agreement, then the Company will immediately offer the same to the Executive, in lieu of those set forth in the Employment Agreement, as amended by this Agreement .

7.       Notice:

Section 11 of the Employment shall be amended to read as follows:

"Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the recipient, addressed as follows:"

                  If to the Executive:
                        Steven J. Bensinger
                        1049 Fifth Avenue, Apt. 11A
                        New York, NY 10028

                  If to the Company:
                        Trenwick Group Inc.
                        Second Floor
                        One Canterbury Green
                        Stamford, CT 06902
                        Attention:  James W. Billett, Jr.

8.       Termination and Miscellaneous:

This Agreement is conditioned upon the Merger and, in the event the Merger does not occur and the Agreement and Plan of Merger dated June 21, 1999 between the Company and Chartwell is terminated for any reason, this Agreement shall be null and void. All capitalized terms used in this Agreement shall have the same meaning as called for by the Employment Agreement, unless otherwise indicated in this Agreement. All of the provisions of Sections 13-17 of the Employment Agreement shall apply to this Agreement as if set forth herein



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         IN WITNESS  WHEREOF,  the Company and the Executive  have executed this
Agreement as of the date set forth above.

                                          TRENWICK GROUP INC.

                                          By: /s/ James F. Billett, Jr.
                                             ----------------------------
                                          Name:   James F. Billett, Jr.
                                          Title:  Chairman, Presisdent & Chief
                                                  Executive Officer


                                          EXECUTIVE

                                          By: /s/ Steven J. Bensinger
                                             ----------------------------
                                          Name:   Steven J. Bensinger
                                          Title:  President
Chartwell Re Corporation  hereby
consents to the  substitution of
Trenwick Group Inc. as a
party to the Employment Agreement
as of the date of the Merger.

Chartwell Re Corporation

By: /s/ John V. Del Col
   -----------------------------
Name:   John V. Del Col
Title:  Senior Vice President, General Counsel
        and Secetary











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